WILLIAM PENN BANK, FSB

LEVITTOWN, PENNSYLVANIA

PLAN OF MUTUAL HOLDING COMPANY

REORGANIZATION AND STOCK ISSUANCE

Adopted by the Board of Directors

on

November 21, 2007

1.	INTRODUCTION

On November 21, 2007, the Board of Directors of William Penn Bank, FSB, a federally chartered mutual savings bank (the “Bank”) resolved to adopt this Mutual Holding Company Plan of Reorganization and Stock Issuance (the “Plan”), pursuant to which the Bank proposes to reorganize into the mutual holding company form of organization (the “Reorganization”) and conduct a minority stock offering (the “Stock Issuance”). The Bank will convert to a federal capital stock savings bank (the “Stock Bank”). A federally chartered mutual holding company and a federally chartered stock holding company will be formed pursuant to the laws of the United States of America and the Rules and Regulations of the Office of Thrift Supervision (“OTS”) under the names William Penn, MHC and William Penn Bancorp, Inc. (the “Mutual Holding Company” and the “Stock Holding Company,” respectively). A majority of the voting stock of the Stock Holding Company will be owned by the Mutual Holding Company at all times so long as the Mutual Holding Company remains in existence and the Bank will be a wholly owned subsidiary of the Stock Holding Company.

In adopting the Plan, the Board of Directors has determined the Reorganization and Stock Issuance to be advisable and in the best interest of the Bank and its members. The Reorganization and Stock Issuance will enable the Bank to increase its capital without undertaking a full conversion from the mutual to stock form of organization while not foreclosing the opportunity to later effect a full conversion. The mutual holding company structure also provides the flexibility to raise capital through the issuance of stock in a manner designed to meet the Bank’s growth needs, rather than in a single stock offering as required in a full mutual-to-stock conversion.

The Plan must also be approved by the members of the Bank by the affirmative vote of a majority of the total votes eligible to be cast by the members in person or by proxy at a Special Meeting to be called for that purpose. Prior to submission of the Plan to the Members for consideration, the Plan must be approved by the OTS.

In furtherance of the Bank’s commitment to its community, the Plan provides for the establishment and funding of a charitable foundation as part of the Reorganization and Stock Issuance, subject to the approval by the members of the Bank by the affirmative vote of a majority of the total votes eligible to be cast by the members in person or by proxy at the Special Meeting at which the Plan will be voted on by the members. The charitable foundation is intended to complement the Bank’s existing community reinvestment activities in a manner that will allow the Bank’s local communities to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. The Stock Holding Company intends to donate to the charitable foundation from authorized but unissued shares of Stock Holding Company Common Stock an amount of shares approximately equal to 2% of the number of shares of Stock Holding Company Common Stock outstanding upon completion of the Reorganization and Stock Issuance. The Bank or the Stock Holding Company also intend to make a contribution of cash or marketable securities to the Foundation.

2.	DEFINITIONS

As used in the Plan, the terms set forth below have the following meanings:

Account Holder: a Person holding a Savings Account in the Bank.

Acting in Concert: (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Associate: (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which a Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (ii) any trust or other estate in which a Person has a substantial beneficial interest or as to which a Person serves as trustee or in a similar fiduciary capacity except that for the purposes of Sections 9 and 14 hereof, the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan of the Bank or any Tax-Qualified Employee Stock Benefit Plan of the Bank in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be held by Officers and Directors the term “Associate” does not include any Tax-Qualified Employee Stock Benefit Plan of the Bank, and (iii) anyone related by blood or marriage who lives in the same home as a Person. Directors and Officers of the Bank who are related by blood or marriage shall also be considered to be Associates.

Bank: William Penn Bank, FSB, in its current mutual form or post-Reorganization stock form, as indicated by the context.

Capital Stock: any and all authorized stock of the Stock Holding Company.

Common Stock: the common stock, par value $0.10, issued by the Stock Holding Company simultaneously with or after the Reorganization, including securities convertible into common stock.

Community Offering: the offering for sale to certain members of the general public directly by the Stock Holding Company, of shares not subscribed for in the Subscription Offering.

Director: a member of the Board of Directors of the Mutual Holding Company, the Stock Holding Company or the Bank.

Effective Date: the date of consummation of the Reorganization and Stock Issuance.

Eligible Account Holder: a Person holding a Qualifying Deposit in a Savings Account at the Bank on the Eligibility Record Date.

Eligibility Record Date: the close of business on September 30, 2006.

Employee Plans: the Tax-Qualified Employee Stock Benefit Plans, including the Employee Stock Ownership Plan.

Foundation: William Penn Bank Community Foundation, a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code.

FDIC: Federal Deposit Insurance Corporation.

Local Community: The term Local Community means the counties in which the Bank has an office.

Majority Interest: Greater than fifty percent (50%) of the combined voting power or value of all classes of stock of the Stock Holding Company.

Members: All persons or entities who qualify as members of the Bank pursuant to its Charter and Bylaws.

Minority Stock Offering: Any offering of Capital Stock of the Stock Holding Company to persons other than the Mutual Holding Company of up to but less than 50% in the aggregate of the total common stock of the Stock Holding Company.

Mutual Bank: William Penn Bank, FSB, in its current mutual form of organization prior to the Reorganization.

Mutual Holding Company: William Penn, MHC, the federal mutual holding company formed in the Reorganization.

Officer: An executive officer of the Bank which includes the President, Chief Executive Officer, and Vice Presidents with primary responsibility for principal business functions of the Bank as well as the authority to act in a policy making role for such principal business functions.

Order Form: The term Order Form means the form or forms provided by the Stock Holding Company to a Participant or other Person by which Common Stock may be ordered in the Subscription Offering and the Community Offering.

Other Member: The term Other Member means any person, who is a Member of the Bank (other than Eligible Account Holders or Supplemental Eligible Account Holders) at the close of business on the voting record date.

OTS: Office of Thrift Supervision or any successor agency.

Participants: The term Participants means the Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members.

Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust (including Individual Retirement Accounts and KEOGH Accounts), any unincorporated organization, a government or political subdivision thereof or any other entity.

Plan: This Plan of Mutual Holding Company Reorganization and Stock Issuance of the Bank as it exists on the date hereof and as it may hereafter be amended in accordance with its terms.

Prospectus: the one or more documents to be used to offer for sale shares of the Common Stock in the Minority Stock Offering.

Purchase Price: The term Purchase Price means the per share price at which the Common Stock will be sold in the Minority Stock Offering in accordance with the terms hereof.

Qualifying Deposit: The term Qualifying Deposit means the balance of each Savings Account of $50 or more in the Bank at the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date. Savings Accounts with total deposit balances of less than $50 shall not constitute a Qualifying Deposit.

Savings Account: The term Savings Account includes any withdrawable account as defined in the Rules and Regulations of the OTS and includes certificates of deposit and demand accounts as defined in the Rules and Regulations of the OTS.

SEC: The Securities and Exchange Commission.

Special Meeting: The Special Meeting of Members of the Bank and any adjournments thereof held to consider and vote upon the Plan.

Stock Bank: William Penn Bank, FSB, in its post-Reorganization stock form.

Stock Holding Company: William Penn Bancorp, Inc., the federal capital stock corporation formed in the Reorganization.

Subscription Offering: The term Subscription Offering means the offering of Common Stock of the Stock Holding Company to Participants.

Supplemental Eligibility Record Date: The term Supplemental Eligibility Record Date means the close of business on the last day of the calendar quarter preceding the approval of the Plan by the OTS.

Supplemental Eligible Account Holder: The term Supplemental Eligible Account Holder means a holder of a Qualifying Deposit in the Bank (other than an officer or director or their Associates) at the close of business on the Supplemental Eligibility Record Date.

Syndicated Community Offering means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

Tax-Qualified Employee Stock Benefit Plan: The term Tax-Qualified Employee Stock Benefit Plan means any defined benefit plan of the Bank or defined contribution plan of the Bank, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which, with its related trust, meets the requirements to be “qualified” under Section 401 of the Internal Revenue Code.

Voting Members: Those members of the Bank that qualify as voting members as of the voting record date.

Voting Record Date: The date fixed by the Directors of the Bank for determining eligibility to vote at the Special Meeting.

Voting Stock: Common or preferred stock, or any other type of equity security, including (without limitation) other securities that are convertible into common or preferred stock, having voting power for the election of directors or management of the Stock Holding Company.

3.	METHOD OF REORGANIZATION, OWNERSHIP AND OPERATION OF RESULTING ENTITIES

A.	Organization of a Mutual Holding Company, the Stock Holding Company and the Stock Bank

A principal part of the Reorganization will be the organization of a federally chartered capital stock savings bank, which will be a wholly owned subsidiary of the Stock Holding Company, and the organization of a federally chartered Stock Holding Company, of which the Mutual Holding Company will own a Majority Interest as long as the Mutual Holding Company remains in existence.

The Reorganization is expected to be effected in the following manner: (i) the Mutual Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”); (ii) Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim Two”); (iii) Interim One will organize a federal stock corporation (Stock Holding Company) as a wholly owned subsidiary of Interim One; (iv) the Mutual Bank will exchange its charter for a federal stock savings bank charter (Stock Bank); (v) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter (Mutual Holding Company); (vi) Interim Two will merge with and into Stock Bank, with Stock Bank surviving; (vii) the former members of the Mutual Bank will become members of the Mutual Holding Company; (viii) Mutual Holding Company will receive all of the stock of Stock Bank in exchange for its shares of Interim Two stock; and (ix) the Mutual Holding Company will transfer all of the outstanding shares of Stock Bank to Stock Holding Company. The Bank’s intention is to complete the Reorganization as described above, although it may elect to complete the Reorganization in any manner approved by the OTS that is consistent with the purposes of the Plan and applicable laws and regulations.

Upon consummation of the Reorganization, the legal existence of the Mutual Bank will not terminate, but the converted Stock Holding Company will be a continuation of the Mutual Bank and all property of the Mutual Bank, including its right, title, and interest in and to all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Mutual Bank, or which would inure to the Mutual Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Mutual Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Mutual Bank and will maintain its headquarters operations at the Mutual Bank’s present locations.

At the conclusion of the Reorganization, the Stock Bank will be the majority owned subsidiary of the Stock Holding Company, and the Stock Holding Company will be majority owned by the Mutual Holding Company. Based upon tax, regulatory, economic or other business reasons, the Reorganization can be revised to eliminate the Stock Holding Company or otherwise without any further Member ratification.

B.	Ownership and Operation of the Mutual Holding Company

The Mutual Holding Company will be a mutual corporation organized under federal law. As a mutual corporation, the Mutual Holding Company will have no stockholders. The Mutual Holding Company will own between 50.1% and 100% of the Voting Stock of the Stock Holding Company, and will be required to own at least a majority of the Voting Stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Mutual Holding Company will have a board of directors that is expected initially to consist of all of the members of the board of directors of the Bank. It is expected that management of the Mutual Holding Company will consist initially of senior management persons of the Bank.

The rights and powers of the Mutual Holding Company will be defined by the Mutual Holding Company’s Charter and Bylaws and by the statutory and regulatory provisions applicable to mutual holding companies under federal law. Members of the Mutual Bank immediately prior to the Reorganization will continue to have membership rights in the Mutual Holding Company after the Reorganization for so long as they maintain the deposit accounts or borrowing with the Stock Bank that established their membership with the Mutual Bank. All proxies from members currently granted to the Board of Directors of the Mutual Bank, will continue to remain in full force and effect for the Mutual Holding Company, as the successor mutual organization to the Mutual Bank. Initially, the sole business of the Mutual Holding Company will be the ownership of at least a majority of the voting stock of the Stock Holding Company. The Board of Directors will continue to have the sole rights to govern the Mutual Holding Company, just as they do now for the Bank.

The Bank will apply to the OTS to have the Mutual Holding Company receive or retain (as the case may be) up to $100,000 in connection with the Reorganization. The Stock Holding Company may distribute additional capital to the Mutual Holding Company following the Reorganization subject to applicable state and federal regulations regarding capital distributions.

C.	Ownership and Operation of the Stock Holding Company

The Stock Holding Company will be a capital stock corporation organized under federal law. The Mutual Holding Company initially will be the sole stockholder of the Stock Holding Company, and so long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own at least a majority of the Voting Stock of the Stock Holding Company. However, the Stock Holding Company may issue any amount of Non-Voting Stock to persons other than the Mutual Holding Company, and will be authorized to undertake one or more Minority Stock Offerings provided the aggregate amount of Voting Stock sold in such Minority Stock Offerings of less than a majority in the aggregate of the total outstanding Voting Stock of the Stock Holding

Company, subject to any required regulatory approvals. The Stock Holding Company will own 100% of the Voting Stock of the Stock Bank so long as the Mutual Holding Company is in existence.

The initial members of the board of directors of the Stock Holding Company will be the existing members of the board of directors of the Bank. Thereafter, the holders of shares of the Stock Holding Company’s Voting Stock will elect the members of the Board of Directors of the Stock Holding Company for three year terms with approximately one-third of the members of the Stock Holding Company’s board of directors elected annually. The initial officers of the Stock Holding Company will be senior officers of the Bank.

The Stock Holding Company will be able to exercise all of the powers authorized to a federal corporation, subject to the restrictions applicable to mutual holding companies under federal law. Initially, the sole business activity of the Stock Holding Company will be the ownership of 100% of the Voting Stock of the Stock Bank.

D.	Ownership and Operation of the Stock Bank

The Stock Bank will be a capital stock savings bank organized under federal law. The initial members of the Board of Directors of the Stock Bank will be the existing Board of Directors of the Bank. Thereafter, the Stock Holding Company, as the sole stockholder of the Stock Bank, will elect the members of the Stock Bank’s Board of Directors for three-year terms with approximately one-third of the directors up for election each year. The present management of the Bank will continue as the management of the Stock Bank following the Reorganization.

The Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under federal law. The Reorganization will not result in any reduction of the amount of retained earnings (other than the assets of the Bank retained by, or distributed to, the Mutual Holding Company or the Stock Holding Company), undivided profits, and general loss reserves that the Bank had prior to the Reorganization. Such retained earnings and general loss reserves will be accounted for by the Mutual Holding Company, the Stock Holding Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

All insured deposit accounts of the Stock Bank will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. All loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

So long as the Mutual Holding Company is in existence, the Stock Holding Company will be required to own 100% of the Voting Stock of the Stock Bank. The

Stock Bank may issue any amount of Non-Voting Stock to persons other than the Stock Holding Company.

4.	CREATION OF CHARITABLE FOUNDATION

As part of the Reorganization and Stock Issuance, the Bank and the Stock Holding Company intend to establish the Foundation and donate to it from authorized but unissued shares of Stock Holding Company Common Stock an amount of shares approximately equal to 2% of the number of shares of Stock Holding Company Common Stock outstanding upon completion of the Reorganization and Stock Issuance. The Bank or the Stock Holding Company also intend to make a contribution of cash or marketable securities to the Foundation. The Foundation is being formed to complement the Bank’s existing community reinvestment activities and to share with the Bank’s local community a portion of the Bank’s financial success as a locally headquartered, community minded, financial services institution. The funding of the Foundation with the Stock Holding Company Common Stock accomplishes this goal as it enables the community to share in the growth and profitability of the Stock Holding Company and the Bank over the long term. The funding of the Foundation will be subject to the approval by the members of the Bank by the affirmative vote of a majority of the total votes eligible to be cast by the members in person or by proxy at the Special Meeting at which the Plan will be voted on by the members.

The Foundation will be dedicated to the promotion of charitable purposes including community developments, grants or donations to support housing assistance, non-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year, less certain expenses. To serve the purposes for which it was formed and maintain its Section 501(c)(3) qualifications, the Foundation may sell, on an annual basis, a limited portion of the Stock Holding Company Common Stock contributed to it by the Stock Holding Company.

The Board of Directors of the Foundation will be composed of individuals who are Officers and/or Directors of the Stock Holding Company or the Bank. Additionally, for at least five years after the Foundation’s organization, one member of the Foundation’s Board of Directors must be a member of the local community who is not an officer, director or employee of the MHC, the Stock Holding Company, the Bank or any of its Affiliates and who has experience with local charitable organizations and grant making. The Board of Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation.

5.	SPECIAL MEETING OF MEMBERS

Subsequent to the approval of the Plan by the OTS, the Special Meeting of Members shall be scheduled in accordance with the Mutual Bank’s Bylaws. The Special

Meeting shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of such meeting. Such notice shall consist of a notice of special meeting and be accompanied by a proxy statement and proxy card that include information as is required by applicable laws and regulations or as the OTS may otherwise require.

An affirmative vote of not less than a majority of the total votes eligible to be cast by the Members is required for approval of the Plan, including adoption of the charter and bylaws of the Mutual Holding Company, the charter and bylaws of the Stock Holding Company and the charter and bylaws of the Stock Bank. Voting may be in person or by proxy in accordance with the charter and bylaws of the Mutual Bank. The OTS shall be notified promptly of the actions of the Members.

6.	CONDITIONS TO CONSUMMATION OF THE REORGANIZATION

Consummation of the Reorganization is expressly conditioned upon the following:

1.

All necessary approvals have been obtained from the OTS in connection with the Plan, the Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company filed by the Bank with the OTS, the proposed charters and bylaws of the Mutual Holding Company, the Stock Holding Company and the Stock Bank and the transfer of assets and liabilities of the Mutual Bank to the Stock Bank; and all conditions specified or otherwise imposed by the OTS in connection with such approvals have been satisfied;

2.	The OTS has granted approval for the Mutual Holding Company and the Stock Holding Company to become savings and loan holding companies;

3.	The Plan has been approved by a majority of the total votes of the Voting Members of the Mutual Bank eligible to be cast at the Special Meeting;

4.

The Mutual Bank has received either a favorable ruling of the Internal Revenue Service or an opinion of counsel with respect to federal taxation to the effect that consummation of the Reorganization will not be a taxable event to the Mutual Holding Company, the Stock Holding Company, the Stock Bank or the Mutual Bank’s depositors; and

5.

The Mutual Bank has received either a private letter ruling of the Pennsylvania Department of Revenue or an opinion of counsel with respect to state taxation to the effect that consummation of the Reorganization will not be a taxable event to the Mutual Holding Company, the Stock Holding Company, the Stock Bank or to the Mutual Bank’s depositors.

Completion of the Minority Stock Offering is not a condition to the consummation of the Reorganization. If the Reorganization is consummated but the Minority Stock Offering is not completed, the Mutual Holding Company will own all of the stock of the Stock Holding Company and the Stock Holding Company will own all of the stock of the Stock Bank.

7.	STOCK OFFERING

A.         Independent Appraisal. The aggregate price at which shares of Common Stock shall be sold in the Minority Stock Offering shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by an independent appraiser. The valuation shall be based on financial information relating to the Bank, market, financial and economic conditions, a comparison with selected publicly-held financial institutions and holding companies and with comparable financial institutions and holding companies and such other factors as such independent appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. The valuation shall be updated during the Minority Stock Offering as market and financial conditions warrant and as may be required by the OTS.

B.         Purchase Price and Amount of Stock Sold. Based upon the independent valuation, the Board of Directors shall fix the Purchase Price and the number of shares of Common Stock to be offered in the Minority Stock Offering. The Purchase Price for the Common Stock shall be a uniform price determined in accordance with applicable OTS rules and regulations. The total number of shares of Common Stock to be issued in the Minority Stock Offering shall be determined by the Board of Directors upon conclusion of the Minority Stock Offering in consultation with the independent appraiser and any financial advisor or investment banker retained by the Bank in connection with the Minority Stock Offering.

C.         Adjustment of Estimated Price Range. Subject to the approval of the OTS, the Estimated Price Range may be increased or decreased to reflect market, financial and economic conditions prior to completion of the Minority Stock Offering or to fill the Order of the Tax-Qualified Employee Stock Benefit Plan. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock in the Minority Stock Offering are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Minority Stock Offering due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

8.	SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS (FIRST PRIORITY)

A.        Each Eligible Account Holder shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to the greater of: (i) the maximum established for the Community Offering; (ii) one-tenth of one percent of the Conversion Stock offered; or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered by a fraction of which the numerator is the amount of the Qualifying Deposit of such Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders but in no event greater than the maximum purchase limitation specified in Section 14 hereof. All such purchases are subject to the maximum and minimum purchase limitations specified in Section 14 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Price Range of up to 15%. Only a Person(s) with a Qualifying Deposit as of the Eligibility Record Date (or a successor entity or estate) shall receive subscription rights. Any Person(s) added to a Savings Account after the Eligibility Record Date is not an Eligible Account Holder.

B.        In the event that Eligible Account Holders exercise Subscription Rights for a number of shares of Common Stock in excess of the total number of such shares eligible for subscription, the shares of Common Stock shall be allocated among the subscribing Eligible Account Holders so as to permit each subscribing Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Eligible Account Holder. Any shares remaining after that allocation will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unsatisfied in the proportion that the amount of the Qualifying Deposit of each Eligible Account Holder whose subscription remains unsatisfied bears to the total amount of the Qualifying Deposits of all Eligible Account Holders whose subscriptions remain unsatisfied. If the amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

C.        Subscription rights as Eligible Account Holders received by Directors and Officers and their Associates which are based on deposits made by such persons during the twelve (12) months preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders.

9.	SUBSCRIPTION RIGHTS OF EMPLOYEE PLANS (SECOND PRIORITY)

Subject to the availability of sufficient shares after filling subscription orders of Eligible Account Holders under Section 8, the Employee Plans shall receive without payment nontransferable subscription rights to purchase in the Subscription Offering the number of shares of Common Stock requested by such Plans, subject to the purchase limitations set forth in Section 14. The Employee Plans may, in whole or in part, fill their orders through open market purchases subsequent to the closing of the offering.

The Employee Plans shall not be deemed to be associates or affiliates of or Persons Acting in Concert with any Director or Officer of the Stock Holding Company or the Bank.

10.	SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS (THIRD PRIORITY)

A.        In the event that the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the application filed prior to OTS approval, then, and only in that event, each Supplemental Eligible Account Holder shall receive, without payment, nontransferable subscription rights entitling such Supplemental Eligible Account Holder to purchase that number of shares of Common Stock which is equal to the greater of: (i) the maximum purchase limitation established for the Community Offering; (ii) one-tenth of 1% of the Common Stock Offered; and (iii) or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Supplemental Eligible Account Holders. All such purchases are subject to the maximum and minimum purchase limitations in Section 14 and are exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Price Range of up to 15%.

B.        Subscription rights received pursuant to this Category shall be subordinated to the subscription rights received by Eligible Account Holders and by the Employee Plans.

C.        Any subscription rights to purchase shares of Common Stock received by an Eligible Account Holder in accordance with Section 8 shall reduce to the extent thereof the subscription rights to be distributed pursuant to this Section.

D.        In the event of an oversubscription for shares of Common Stock pursuant to this Section, shares of Common Stock shall be allocated among the subscribing Supplemental Eligible Account Holders as follows:

(1)       Shares of Common Stock shall be allocated so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares of Common Stock sufficient to make his total allocation (including the number of shares of Common Stock, if any, allocated in accordance with Section 8) equal to 100 shares of Common Stock or the total amount of his subscription, whichever is less.

(2)       Any shares of Common Stock not allocated in accordance with subparagraph (1) above shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders.

11.	SUBSCRIPTION RIGHTS OF OTHER MEMBERS (FOURTH PRIORITY)

A.        Each Other Member shall receive, without payment, nontransferable subscription rights to subscribe for shares of Common Stock in an amount equal to the greater of the maximum purchase limitation established for the Community Offering or one-tenth of one percent of the Common Stock offered, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Price Range of up to 15%, which will be allocated only after first allocating to Eligible Account Holders, the Employee Plans and Supplemental Eligible Account Holders all shares of Common Stock subscribed for pursuant to Sections 8, 9 and 10 above.

B.        In the event that such Other Members subscribe for a number of shares of Common Stock which, when added to the shares of Common Stock subscribed for by the Eligible Account Holders, the Employee Plans and the Supplemental Eligible Account Holders is in excess of the total number of shares of Common Stock being issued, the subscriptions of such Other Members will be allocated among the subscribing Other Members so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by the Other Member. Any shares remaining will be allocated among the subscribing Other Members whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

12.	COMMUNITY OFFERING

If less than the total number of shares of Common Stock to be subscribed for in the Minority Offering are sold in the Subscription Offering, shares remaining may be made available for purchase in the Community Offering to certain members of the general public. The Subscription Offering may be commenced prior to the Special Meeting of Members and, in that event, the Community Offering may also be commenced prior to the Special Meeting of Members. The offer and sale of Common Stock, prior to the Special Meeting of Members shall, however, be conditioned upon approval of the Plan by the Voting Members.

The maximum amount of Common Stock that any Person may purchase in the Community Offering, subject to the further limitations of Section 14 hereof (and exclusive of an increase in the total number of shares issued due to an increase in the Maximum of the Estimated Price Range of up to 15%), shall not exceed $250,000. The maximum amount may be decreased or increased to up to 5% of the total offering of shares in the Minority Offering, subject to any required regulatory approval but without the further approval of Members, subject to the preferences set forth in Section 14 of the Plan. In the Community Offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in the Local Community and second, to natural persons residing in Pennsylvania (“Community Purchasers”). The Bank shall make distribution of the Common Stock to be sold in the Community Offering in such a manner as to promote a wide distribution of Common Stock.

If the Persons whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among those persons submitting orders in the Community Offering in an equitable manner as determined by the Board of Directors. The Bank may establish all terms and conditions of such offer.

The Community Offering, if any, may commence simultaneously with, during or subsequent to the completion of the Subscription Offering and if commenced simultaneously with or during the Subscription Offering the Community Offering may be limited to Community Purchasers. The Community Offering must be completed within 45 days after the completion of the Subscription Offering unless otherwise extended by the OTS.

The Bank and the Stock Holding Company, in their absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the Community Offering, at the time of receipt or as soon as practicable following the completion of the Community Offering.

13.	SYNDICATED COMMUNITY OFFERING

Any shares of Common Stock not sold in the Subscription Offering or in the Community Offering, if any, may then be sold through the Underwriter to the general public at the Purchase Price in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Board of Directors of the Bank, in a manner that will achieve a wide distribution of the Common Stock and subject to the right of the Bank and the Stock Holding Company, in their absolute discretion, to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering. In the Syndicated Community Offering, if any, any person together with any Associate or group of persons Acting in Concert may purchase up to the maximum purchase limitation established for the Community Offering, subject to the maximum and minimum purchase limitations specified in Section 14 and exclusive of an increase in the total number of shares issued due to an increase in the maximum of the Estimated Price Range of up to 15%. Shares purchased by any Person together with any Associate or group of persons Acting in Concert pursuant to Section 12 shall be counted toward meeting the maximum purchase limitation specified for this Section. Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time after the mailing to the Members of the proxy statement to be used in connection with the special meeting of Members, provided that the completion of the offer and sale of the Common Stock shall be conditioned upon the ratification of the Plan by the Voting Members. It is expected that the Syndicated Community Offering, if any, will commence just prior to, or as soon as practicable after, the termination of the Subscription Offering. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided above.

14.	LIMITATION ON PURCHASES

The following limitations shall apply to all purchases of shares of Common Stock in the Minority Stock Offering:

A.        The maximum number of shares of Common Stock which may be purchased in the Subscription Offering by any Person in the First Priority, Third Priority and Fourth Priority shall not exceed $250,000 divided by the Purchase Price.

B.        The number of shares of Common Stock which may be purchased by any Person in the Community and/or Syndicated Community Offering shall not exceed $250,000 divided by the Purchase Price.

C.        The maximum number of shares of Common Stock which may be subscribed for or purchased in all categories in the Minority Stock Offering by any Person together with any Associate or group of persons Acting in Concert shall not exceed $250,000 divided by the Purchase Price per share, except for Employee Plans, which in the aggregate may subscribe for up to 10% of the Common Stock issued in the Minority Stock Offering.

D.        The maximum number of shares of Common Stock which may be purchased in all categories in the Minority Stock Offering by Officers and Directors of the Bank and their Associates in the aggregate shall not exceed 30% of the total number of shares of Common Stock issued in the Minority Stock Offering.

E.        A minimum of 25 shares of Common Stock must be purchased by each Person purchasing shares in the Minority Stock Offering to the extent those shares are available; provided, however, that the minimum number of shares requirement will not apply if the number of shares of Common Stock purchased times the price per share exceeds $500.

F.        If the number of shares of Common Stock otherwise allocable pursuant to Sections 8 through 13, inclusive, to any Person or that Person’s Associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of Common Stock allocated to each such Person shall be reduced to the lowest limitation applicable to that Person, and then the number of shares allocated to each group consisting of a Person and that Person’s Associates shall be reduced so that the aggregate allocation to that Person and his Associates complies with the above maximums, and such maximum number of shares shall be reallocated among that Person and his Associates as they may agree, or in the absence of an agreement, in proportion to the shares subscribed by each (after first applying the maximums applicable to each Person, separately).

G.        Depending upon market or financial conditions, the Board of Directors of the Bank, without further approval of the Members, may decrease or increase the purchase limitations in the Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the Minority Stock Offering. If the Bank increases the maximum purchase limitations, the Bank is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank, resolicit certain other large subscribers with respect to increasing their orders. For purposes of this Section 14, the Directors of the Bank shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Directors of the Bank.

H.        In the event of an increase in the total number of shares offered in the Minority Stock Offering due to an increase in the maximum of the Estimated Price Range of up to 15% (the “Adjusted Maximum”) the additional shares will be used in the following order of priority: (i) to fill the Employees Plan’s subscription to up to 10% of the Adjusted Maximum (unless the Employee Plans elect to purchase stock subsequent to the offering in the open market); (ii) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum according to Section 8; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the Adjusted Maximum according to Section 10; (iv) in the event that there is an oversubscription at the Other Member level, to fill unfilled subscriptions of Other Members exclusive of the Adjusted Maximum in accordance with Section 11; and (v) to fill unfilled Subscriptions in the Community Offering exclusive of the Adjusted Maximum, with preference given to Persons residing in the Local Community.

I.         Each Person purchasing Common Stock in the Minority Stock Offering shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in the Plan.

J.         For a period of three years following the Reorganization, no Officer, Director or their Associates shall purchase, without the prior written approval of the OTS, any outstanding shares of common stock of the Stock Holding Company, except from a registered broker-dealer. This provision shall not apply to negotiated transactions involving more than one percent of the outstanding shares of common stock of the Stock Holding Company, the exercise of any options pursuant to a stock option plan or purchases of common stock of the Stock Holding Company, made by or held by any Tax-

Qualified Employee Stock Benefit Plan or Non-Tax Qualified Employee Stock Benefit Plan of the Stock Bank or Stock Holding Company (including the Employee Plans) which may be attributable to any Officer or Director. As used herein, the term “negotiated transaction” means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any person acting on its behalf and the purchaser or his investment representative. The term “investment representative” shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

15.	PAYMENT FOR COMMON STOCK

All payments for Common Stock subscribed for in the Subscription and Community Offering (if any), must be delivered in full to the Bank, together with a properly completed and executed Order Form, on or prior to the expiration date specified on the Order Form or purchase order, as the case may be, unless such date is extended by the Stock Bank; provided, however, that if the Employee Plans subscribe for shares during the Subscription Offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for such shares of Common Stock upon consummation of the Reorganization. The Bank may make scheduled discretionary contributions to Employee Plans provided such contributions do not cause the Bank to fail to meet its regulatory capital requirement.

Notwithstanding the foregoing, the Bank and the Stock Holding Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering (if any), and to thereafter submit payment for the Common Stock for which they are subscribing in the Community Offering (if any), at any time prior to the completion of the Reorganization.

Payment for shares of the Common Stock shall be made either in cash (if delivered in person), check or money order. In addition, subscribers in the Subscription and Community Offering (if any) may pay for the shares subscribed for by authorizing the Bank on the Order Form to make a withdrawal from the subscriber’s Savings Account at the Bank in an amount equal to the purchase price of such shares. Such authorized withdrawal, whether from a savings passbook or certificate account, shall be without penalty as to premature withdrawal. If the authorized withdrawal is from a certificate account, and the remaining balance does not meet the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook rate. Funds for which a withdrawal is authorized will remain in the subscriber’s Savings Account but may not be used by the subscriber until the Common Stock has been sold or the 45-day period (or such longer period as may be approved by the OTS) following the Subscription Offering has expired, whichever occurs first. Thereafter, the withdrawal will be given effect only to the extent necessary to satisfy the subscription (to the extent it can be filled) at the Purchase Price per share. Interest will continue to be earned on any amounts authorized for withdrawal until such withdrawal is given effect. Interest will be paid by the Bank at not less than the annual passbook rate on payments for Common Stock received in cash or by money order or check. Such interest will be paid from the date payment is received by the Bank until consummation or termination of the Minority Offering. If for any reason the Minority Offering is not consummated, all payments made by subscribers in the Minority Offering will be refunded to them with interest. In case of amounts authorized for withdrawal from Savings Accounts, refunds will be made by canceling the authorization for withdrawal.

The Bank is prohibited by regulation from knowingly making any loans or granting any lines of credit for the purchase of stock in the Reorganization.

16.	MANNER OF EXERCISING SUBSCRIPTION RIGHTS THROUGH ORDER FORMS

As soon as practicable after the Prospectus has been approved by the OTS and declared effective by the SEC, Order Forms will be distributed to the Participants at their last known addresses appearing on the records of the Bank for the purpose of ordering shares of Common Stock in the Subscription Offering. Order Forms may also be made available for use in the Community Offering. The Order Forms will be preceded or accompanied by the Prospectus.

17.	UNDELIVERED, DEFECTIVE OR LATE ORDER FORMS: INSUFFICIENT PAYMENT

In the event Order Forms (a) are not delivered and are returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee, (b) are not received back by the Bank or are received by the Bank after the expiration date specified thereon, (c) are defectively filled out or executed, (d) are not accompanied by the full required payment, or, in the case of institutional investors in the Community Offering, by delivering irrevocable orders together with a legally binding commitment to pay in cash, check, money order or wire transfer the full amount of the purchase price prior to 48 hours before the completion of the conversion for the shares of Common Stock subscribed for (including cases in which Savings Accounts from which withdrawals are authorized are insufficient to cover the amount of the required payment), or (e) are not mailed pursuant to a “no mail” order placed in effect by the account holder, the subscription rights of the person to whom such rights have been granted will lapse as though such person failed to return the completed Order Form within the time period specified thereon; provided, however, that the Bank may, but will not be required to, waive any immaterial irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Bank may specify. The interpretation of the Bank of terms and conditions of the Plan and of the Order Forms will be final, subject to the authority of the OTS.

18.	RESTRICTIONS ON RESALE OR SUBSEQUENT DISPOSITION

A.        All shares of Common Stock purchased by Directors or Officers of the Bank in the Minority Stock Offering shall be subject to the restriction that, except as provided in Section 18B below, or as may be approved by the OTS, no interest in such shares may be sold or otherwise disposed of for value for a period of one (1) year following the date of purchase.

B.        The restriction on disposition of shares of Common Stock set forth in Section 18A above shall not apply to any disposition of such shares following the death of the person to whom such shares were initially sold under the terms of the Plan.

C.        With respect to all shares of Common Stock subject to restrictions on resale or subsequent disposition, each of the following provisions shall apply;

(i)        Each certificate representing shares restricted within the meaning of Section 18A, above, shall bear a legend prominently stamped on its face giving notice of the restriction;

(ii)       Instructions shall be issued to the stock transfer agent to recognize or effect any transfer of any certificate or record of ownership of any such shares in violation of the restriction on transfer; and

(iii)      Any shares of capital stock of the Stock Holding Company issued with respect to a stock dividend, stock split, or otherwise with respect to ownership of outstanding shares of Common Stock subject to the restriction on transfer hereunder shall be subject to the same restriction as is applicable to such Common Stock.

19.	CHARTER AND BYLAWS OF THE STOCK BANK

As part of the Reorganization, a charter and bylaws of the Stock Bank shall be adopted to authorize the Stock Bank to operate as a federally chartered stock savings bank. Copies of the proposed Charter and Bylaws of the Stock Bank are required to be mailed only to those members requesting them.

20.	CHARTER AND BYLAWS OF THE STOCK HOLDING COMPANY

As part of the Reorganization, a Charter and Bylaws of the Stock Holding Company shall be adopted pursuant to federal law. The Stock Holding Company’s charter may authorize a number of shares of Common Stock greater than the number of shares that shall be issued to the Stock Holding Company in the Reorganization. The charter may contain provisions that for a period of five years from the Effective Date, (i) prohibit any person other than the Mutual Holding Company from acquiring beneficial ownership of greater than 10% of the Common Stock of the Stock Holding Company, unless approved by a majority of the Directors of the Bank; (ii) prohibit persons beneficially owning shares in excess of 10% from voting such excess shares in connection with any matter submitted to stockholders for a vote; (iii) prohibit persons other than the Board of Directors of the Stock Holding Company from calling special meetings of the stockholders of the Stock Holding Company; and (iv) prohibit cumulative voting by stockholders for directors. The charter for the Stock Holding Company may also contain provisions that allow for the issuance of preferred stock in accordance with applicable federal law. Additional anti-takeover provisions may be adopted subsequent to the Reorganization provided they are permitted under the laws of Pennsylvania. By their approval of the Plan, Voting Members shall have approved and adopted the Charter and Bylaws of the Stock Holding Company. The number of shares of Common Stock authorized under the Stock Holding Company Charter will exceed the shares of Common Stock to be issued to the Mutual Holding Company in the Reorganization. The Charter may include any provision authorized under federal law. Copies of the proposed Charter and Bylaws of the Stock Holding Company are required to be mailed only to those members requesting them.

21.	CHARTER AND BYLAWS OF THE MUTUAL HOLDING COMPANY

As part of the Reorganization, the Bank will reorganize into a mutual holding company under federal law and will adopt a charter and bylaws for the Mutual Holding Company. By their approval of the Plan, the Board of Directors of the Mutual Bank and its Voting Members have approved and adopted the charter and bylaws of the Mutual Holding Company. Copies of the proposed Charter and Bylaws of the Mutual Holding Company are required to be mailed only to those members requesting them.

22.	CONVERSION OF MUTUAL HOLDING COMPANY TO STOCK FORM

Once the Reorganization is completed, the Mutual Holding Company may, if approved by the OTS, elect to convert to the stock form of ownership pursuant to federal law. As long as required by federal law or regulation, any such conversion is also subject to the approval of the Members of the Stock Bank. The terms and conditions of such a conversion cannot be determined at this time and there is no assurance when, if ever, such a conversion will occur. If the conversion does not occur, the Mutual Holding Company will always own a majority of the Common Stock of the Stock Holding Company.

If the Mutual Holding Company converts to stock form, either on a stand-alone basis or in the context of a conversion-merger (“Conversion Transaction”), under federal law, shares of stock issued in connection with the Conversion Transaction shall be subject to subscription rights granted in accordance with OTS regulations. In addition, pursuant to federal law and OTS Regulations, in the Conversion Transaction, the shares of stock held by the stockholders of the Stock Bank or Stock Holding Company shall be exchanged for shares of the converted Mutual Holding Company in a proportion established by independent appraisals of the Mutual Holding Company, the Stock Holding Company and the Stock Bank. If, in a Conversion Transaction, the stockholders of the Stock Bank or Stock Holding Company do not receive, for any reason, shares of the converted Mutual Holding Company (or its successor) on such proportionate basis, the Mutual Holding Company (or its successor) shall be obligated to purchase all shares not owned by it simultaneously with the closing of such Conversion Transaction at the fair market value of such shares, determined as if such shares had such exchange rights, as determined by the independent appraisals. Moreover, in the event that the Mutual Holding Company converts to stock form in a Conversion Transaction, any options or other convertible securities held by any Officer, Director, or Employee of the Stock Holding Company, convertible into shares of the Stock Holding Company shall be convertible into shares of the converted Mutual Holding Company (or its successor), provided, that any exchange ratio shall provide the holder of such options or convertible securities with shares at least equal in value to those exchanged; provided, further however, that if such shares cannot be so converted, the holders of such options or other convertible securities shall be entitled to receive cash payment for such options and other convertible securities in an amount equal to the appraised value of the underlying securities represented by such options or other convertible securities.

In any Conversion Transaction, stockholders of the Stock Holding Company other than the Mutual Holding Company (“Minority Stockholders”), if any, will be entitled to maintain the same percentage ownership interest in the Stock Holding Company after the Conversion Transaction as their ownership interest in the Stock Holding Company immediately prior to the Conversion Transaction, subject only to certain adjustments (i.e., waiver of dividends and the transfer of assets held solely by the Mutual Holding Company to the resulting stock company) that may be required by the OTS. These adjustments may result in a decrease of ownership interest of the Minority Stockholders.

Each certificate representing shares of Common Stock shall bear a legend giving appropriate notice of the provisions applicable to a Conversion Transaction.

23.	CONTINUITY OF THE BANK AND STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO REORGANIZATION

Upon the Effective Date, except for those assets expressly retained by the Mutual Holding Company or the Stock Holding Company, the Stock Bank will succeed to all of the assets, rights, powers, franchises, debts, liabilities, interests, duties and obligations of the Mutual Bank before the Reorganization, including but not limited to, all rights and interests of the Mutual Bank in and to its assets and properties, whether real, personal or mixed.

All deposit accounts in the Mutual Bank shall retain the same status after the Reorganization as these accounts had prior to Reorganization, except that each deposit account holder shall retain, without payment therefor, a withdrawable deposit account or accounts in the Stock Bank after the Reorganization, equal in amount to the withdrawable value of such holders’ deposit account or accounts prior to the Reorganization. All deposit accounts which are transferred to the Stock Bank will continue to be insured by the FDIC up to the applicable limits of insurance coverage.

All loans shall retain the same status after the Reorganization as they had prior to the Reorganization. The amount, interest rate, maturity, and security for each loan will remain contractually fixed as they existed prior to the Reorganization. Following the Reorganization, all of such loans will be held by the Stock Bank.

All other assets of the Mutual Bank at the time of Reorganization will retain the same status as prior to the Reorganization, except that substantially all of such other assets will become assets of the Stock Bank.

24.	RIGHTS OF OWNERS OF THE MUTUAL HOLDING COMPANY

Following the Reorganization, all persons who had membership or liquidation rights with respect to the Bank as of the Date of the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company. All existing proxies granted by members of the Bank to the Board of Directors of the Bank shall automatically become proxies granted to the Board of Directors of the Mutual Holding Company, provided, however, such proxies may not be voted by the Board of Directors at the Special Meeting to approve the Plan. In addition, all persons who become depositors of the Stock Bank subsequent to the Reorganization also will have membership and liquidation rights with respect to the Mutual Holding Company. In each case, no person who ceases to be the holder of a deposit account with the Stock Bank shall have any membership or liquidation rights with respect to the Mutual Holding Company. Borrowers of the Stock Bank who were borrower members of the Bank at the time of Reorganization will have the same membership rights in the Mutual Holding Company as they had in the Bank immediately prior to the Reorganization for so long as their pre-Reorganization borrowings remain outstanding. Borrowers will not receive membership rights in connection with any new borrowings made after the Reorganization.

25.	PAYMENT OF DIVIDENDS AND REPURCHASE OF STOCK

The Stock Bank and the Stock Holding Company may declare dividends or make other capital distributions or repurchase stock in accordance with applicable laws and regulations. In accordance with applicable law, and the regulations and policies of the OTS, the Mutual Holding Company may waive its right to receive dividends declared to it by the Stock Holding Company.

26.	RESIDENTS OF FOREIGN COUNTRIES AND CERTAIN STATES

The Bank will make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to the Plan reside. However, no such Person will be issued subscription rights or be permitted to purchase shares of Conversion Stock in the Subscription Offering if such Person resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of Persons otherwise eligible to subscribe for shares under the Plan reside in such state; (ii) the issuance of subscription rights or the offer or sale of shares of Common Stock to such Persons would require the Bank, under the securities laws of such state, to register as a broker, dealer, salesman or agent or to register or otherwise qualify its securities for sale in such state; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

27.	REGISTRATION AND MARKET MAKING

Within the time period required by applicable laws and regulations, the Common Stock will be registered pursuant to the Securities Exchange Act of 1934 and will not be deregistered for a period of at least three years thereafter, except that the maintenance of registration for three years requirement may be fulfilled by any successor entity. In addition, the Bank and Stock Holding Company will use their best efforts to encourage and assist a market-maker to establish and maintain a market for the Common Stock and to list the Common Stock on a national or regional securities exchange, including the Nasdaq Stock Market.

28.	EXPENSES OF REORGANIZATION

The Bank shall use its best efforts to assure that expenses incurred by it in connection with the Reorganization and Minority Stock Offering shall be reasonable.

29.	AMENDMENT OR TERMINATION OF THE PLAN

The Plan may be substantively amended by the Board of Directors of the Bank as a result of comments from the regulatory authorities or otherwise prior to submission of the Plan and proxy materials to Members, and at any time thereafter with the concurrence of the OTS. The Plan may be terminated by the Board of Directors of the Bank at any time prior to the Special Meeting of members, and at any time thereafter with the concurrence of the OTS. The Plan shall be terminated if not completed within 24 months from the date upon which Members approve the Plan.

An increase or decrease in the maximum purchase limitation or number of shares sold in the Minority Stock Offering by the Board of Directors pursuant to Section 14 subsequent to the Special Meeting of Members is specifically authorized by the Plan, and is not an amendment to the Plan which would require Member approval. In the event that mandatory new regulations pertaining to mutual holding companies are adopted by the OTS prior to the completion of the Reorganization, the Plan may be amended to conform to the new mandatory regulations. In the event that new mutual holding company regulations adopted by the OTS prior to completion of the Reorganization contain optional provisions, the Plan may be amended to utilize such optional provisions at the discretion of the Board of Directors.

By adoption of the Plan, the Members of the Bank authorize the Board of Directors to amend or terminate the Plan under the circumstances set forth in this Section.

30.	MISCELLANEOUS

All interpretations of the Plan and application of its provisions to particular circumstances by a majority of the Board of Directors of the Bank shall be final, subject to the authority of the OTS.

If any term, provision, covenant or restriction contained in the Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

The Plan is to be governed by and construed in accordance with the laws of the United States. None of the cover page, the table of contents, or the section headings are to be considered a part of the Plan, but are included solely for convenience of reference and shall in no way define, limit, extend, or describe the scope or intent of any of the provisions hereof. Words in the singular include the plural, and words in the plural include the singular. Except for such rights as are set forth herein for Members, the Plan shall create no rights in any Person.